                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Triad Park, LLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 TRIAD PARK, LLC
                                3055 TRIAD DRIVE
                               LIVERMORE, CA 94550


                                                                  MARCH 20, 1998

DEAR SHAREHOLDER:

        THE SPECIAL MEETING OF SHAREHOLDERS OF TRIAD PARK, LLC (THE "COMPANY") PREVIOUSLY SCHEDULED FOR MARCH 25, 1998 HAS BEEN MOVED TO SATURDAY, MARCH 28, 1998 AT 4:00 P.M. SO THAT YOU MAY CONSIDER THE RECENT DEVELOPMENTS DESCRIBED IN THE MATERIALS LISTED BELOW. THE MEETING WILL CONTINUE TO BE HELD AT THE OFFICES OF THE COMPANY, 3055 TRIAD DRIVE, LIVERMORE, CALIFORNIA. IF YOU HAVE SENT YOUR PROXY PRIOR TO RECEIVING THIS LETTER AND YOU WISH TO CHANGE YOUR VOTE, YOU MAY DO SO BY FOLLOWING THE INSTRUCTIONS AT THE END OF THIS LETTER.

        Pursuant to an order of the Chancery Court of the State of Delaware dated March 19, 1998, the Company has been ordered to send you the materials listed below.

        March 11, 1998 letter from Richard C. Blum & Associates, L.P.           Attachment A
        March 12, 1998 letter from The Kontrabecki Group, Inc.                  Attachment B
        March 13, 1998 letter from Richard C. Blum & Associates, L.P.           Attachment C
        March 13, 1998 letter from Richard C. Blum & Associates, L.P.           Attachment D
        March 14, 1998 letter from The Kontrabecki Group, Inc.                  Attachment E
        March 14, 1998 letter from Richards, Layton & Finger                    Attachment F
        March 14, 1998 letter from Triad Park, LLC                              Attachment G
        March 16, 1998 Complaint filed in Delaware Court of Chancery            Attachment H
        March 19, 1998 Order of the Delaware Court of Chancery                  Attachment I
        March 19, 1998 Press Release of Triad Park, LLC                         Attachment J

In addition, shareholders may obtain from the Company or The Kontrabecki Group, Inc. a copy of a complaint filed by The Kontrabecki Group, Inc. against Richard
C. Blum & Associates, L.P. and certain related parties in the United States District Court for the Northern District of California.

        These additional soliciting materials and the attachments are for your review and consideration. We encourage you to read these documents carefully. These documents are to supplement the information previously provided in the Proxy Statement mailed to you on or about March 10, 1998.

        A SHAREHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME PRIOR TO ITS USE BY DELIVERING TO THE PRESIDENT OF THE COMPANY A SIGNED NOTICE OF REVOCATION OR A LATER DATED AND SIGNED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. IF YOU HAVE NOT VOTED OR WISH TO CHANGE YOUR PREVIOUS VOTE, PLEASE COMPLETE AND SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE SUCH PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. TIME IS VERY SHORT; IF YOU WISH TO TAKE ANY ACTION YOU MUST DO SO IMMEDIATELY.

                                               Sincerely,



                                               The Members of the Advisory Board
                                               Triad Park, LLC




THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH ACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                                                    ATTACHMENT A


                       RICHARD C. BLUM & ASSOCIATES, L.P.
                        909 Montgomery Street, Suite 400
                          San Francisco, CA 94133-4625

                               Fax: (415) 434-3130
                            Telephone: (415) 434-1111

By Facsimile

                                 March 11, 1998

Mr. Stanley F. Marquis
Triad Park, LLC
3055 Triad Drive
Livermore, CA 94550-9559

Dear Mr. Marquis:

         Richard C. Blum & Associates, L.P. ("RCBA") hereby offers, subject to the terms and conditions set forth in this letter, to have its acquisition vehicle acquire all of the outstanding shares of Triad Park, LLC ("Triad Park") for $1.70 per share. At our closing of the transaction, all Triad Park's liabilities will be assumed including, without limitation, any Termination Fee to be paid by Triad Park to The Kontrabecki Group, Inc. ("TKG"). Capitalized terms in this letter are as defined in that certain Merger Agreement entered into on February 1, 1998 by Triad Park and TKG.

         This offer clearly offers more consideration to all Triad Park shareholders than the current bid by TKG, and it should be accepted forthwith by the Advisory Board using the process set forth in the Merger Agreement.

         RCBA expects Triad Park to treat this offer as an "Acquisition Proposal" as that term is defined in Section 7.6 of the Merger Agreement. Since RCBA offers approximately $1 million additional consideration to the Triad Park shareholders above the current TKG bid, without any material detriment to the shareholders from the Merger Agreement, our offer constitutes a "Superior Proposal." Pursuant to Section 7.6(d), the Advisory Board should immediately advise TKG that the Advisory Board has received a Superior Proposal, and intends to terminate the Merger Agreement and enter into an Acquisition Agreement with RCBA five business days from the date of the Superior Proposal Notice. Contemporaneous with the execution of the Acquisition Agreement by Triad Park, RCBA's acquisition vehicle will enter into irrevocable arrangements to have the Termination Fee paid at our closing. A condition of our offer is that Triad Park send TKG the Superior Proposal Notice no later than tomorrow, March 12, 1998.

         The terms of our Acquisition Agreement will mirror Triad Park's Merger Agreement with TKG, except for certain conforming changes. For instance, our Acquisition

Mr. Stanley F. Marquis
March 11, 1998
Page 2


Agreement would adjust the dates set forth in Sections 9.1 and 9.2 from March 31 and July 31, respectively, to May 31 and September 30.

         Our acquisition would be effected by TPL Acquisition, LLC ("TPL"), which was previously formed by RCBA for the purpose of acquiring Triad Park. TPL and Triad Park would be the exclusive parties to the agreement; RCBA would not be a party to the contract or guaranty TPL's performance or obligations. This change reflects our understanding, based on the auction process conducted by Triad Park on February 1, 1998, that the Advisory Board is primarily interested in securing the maximum price for the Triad Park shareholders and places no material value on RCBA being a contracting party unless the price per share offered by RCBA and a competing bidder are absolutely identical. It is also fundamentally fair since the TKG bid is not supported by a meaningful financial source; the preliminary proxy statement recently filed by Triad Park states that "TKG expects [Lehman Brothers] will provide financing for the Merger," and Lehman is not a contracting party or otherwise responsible for the transaction.

         We look forward to being in contract, once again, to acquire Triad Park. For the record, RCBA is greatly disappointed that the Advisory Board terminated our merger agreement and ended the auction process on February 1, 1998 as it did. We believe the Advisory Board, by terminating the bidding process when it did, deprived Triad Park shareholders of additional value. The Advisory Board now has the opportunity to maximize shareholder value by accepting RCBA's offer.

         Consistent with our obligations under the federal securities laws, RCBA expects to file this letter promptly with the Securities & Exchange Commission.

         Should you have any questions, please feel free to contact me.

                                       Sincerely,

                                       /s/ Murray A. Indick

                                       Murray A. Indick



cc:      Edward S. Merrill, Esq., McCutchen, Doyle, Brown & Enersen, LLP

                                                                    ATTACHMENT B


                          TKG International Letterhead





March 12, 1998

Mr. Stanley F. Marquis
Advisory Board Member
Triad Park, LLC
3055 Triad Drive
Livermore, CA 94550

RE:      MARCH 11, 1998 LETTER TO TRIAD PARK FROM RICHARD C. BLUM & ASSOCIATES,
         L.P.

Dear Stan:

         We have reviewed RCBA's March 11 letter and are confident that Triad Park share holders will see that it is nothing but smoke and mirrors. RCBA's letter is a transparent attempt to sow confusion and to disrupt the imminent share holder approval of the merger with TKG. In no way is it a "superior proposal" to the pending transaction with TKG, either as a matter of financial common sense or within the meaning of our Merger Agreement with Triad Park. Let's look at the facts.

         Six months after making a lowball offer of $1.32 per share, RCBA now says it will offer $1.70 per share. But look closely -- RCBA's letter is an offer without substance behind it. RCBA wants Triad Park to sign an agreement with a shell company -- TPL Acquisition -- with no history, operations or assets, and to walk away from a nearly completed deal with TKG, an operating company with a history of successful deal making, which has the financial backing of Lehman Brothers, a globally recognized investment bank. If this weren't enough, RCBA wants Triad Park and its share holders to wait at least two months more to complete a deal, with no assurance that a deal will ever be done. And for what? 4.875 cents -- less than three percent (3%). This wouldn't even cover the cost of the delay, let alone the risk of ending up with far less or nothing at all.

         TKG's firm $1.65 1/8 per share offer is clearly superior to the illusory offer proposed in RCBA's March 11 letter. Financing for the TKG transaction is to come from Lehman Brothers. The proxy statement for the TKG transaction has received SEC clearance and has been mailed to share holders. A share holder vote in favor of the TKG transaction on March 25 (less than two weeks away) assures share holders that they will receive their $1.65 1/8 per share payment promptly.

         By comparison, RCBA's March 11 letter identifies no financing source for the TPL Acquisition proposal. What's more, RCBA's letter specifically states that RCBA will not be a party to or guaranty the obligations or performance of the TPL Acquisition proposal. Furthermore, TPL Acquisition is not prepared to close the proposed transaction until more than two months after share holders will receive their money from the TKG transaction. This schedule could be even further delayed if RCBA is unable to clear the SEC review process or is delayed, as it was in its first attempt to buy Triad Park. As an insider of Triad Park, RCBA (and its shell entity, TPL Acquisition) will face close review by the SEC. Therefore, the timely receipt of the money offered in this proposal is highly speculative and questionable. For these reasons, it should be clear to Triad Park share holders and the Advisory Board that the TKG transaction is the best alternative for maximizing share holder value.

         We look forward to continuing our joint effort to deliver real, immediate value to Triad Park share holders.

Very truly yours,
/s/ John T. Kontrabecki
John T. Kontrabecki

                                                                    ATTACHMENT C


                       RICHARD C. BLUM & ASSOCIATES, L.P.
                        909 Montgomery Street, Suite 400
                          San Francisco, CA 94133-4625

                               Fax: (415) 434-3130
                            Telephone: (415) 434-1111

By Facsimile

                                 March 13, 1998

Mr. Stanley F. Marquis
Triad Park, LLC
3055 Triad Drive
Livermore, CA 94550-9559

Dear Mr. Marquis:

         Richard C. Blum & Associates, L.P. ("RCBA") hereby withdraws its letter dated March 11, 1998 and submits the following offer to have RCBA through its acquisition vehicle acquire all of the outstanding shares of Triad Park, LLC ("Triad Park"). Capitalized terms in this letter are as defined in that certain Merger Agreement entered into on February 1, 1998 by Triad Park and The Kontrabecki Group, Inc. ("TKG").

         We offer to pay (1) $1.74 per share to the shareholders for all Triad Park shares (approximately $1.75 million in excess of the offer of TKG), and (2) $1.2 million to Triad Park that the company will use to pay the Termination Fee to TKG, our payment to be made to Triad Park contemporaneous with the execution of our Acquisition Agreement with Triad Park and Triad Park's termination of the Merger Agreement with TKG.

         RCBA expects Triad Park to treat this offer as an "Acquisition Proposal" and a "Superior Proposal" as those terms are defined in Section 7.6 of the Merger Agreement. Pursuant to Section 7.6(d), the Advisory Board should immediately advise TKG that the Advisory Board has received a Superior Proposal, and intends to terminate the Merger Agreement and enter into an Acquisition Agreement with RCBA five business days from the date of the Superior Proposal Notice. RCBA reserves the right to withdraw this offer if Triad Park fails to send TKG the Superior Proposal Notice promptly, and we request that the Superior Proposal Notice be sent no later than March 13, 1998.

         The terms of our Acquisition Agreement will mirror Triad Park's Merger Agreement with TKG, except for certain conforming changes. For instance, our Acquisition Agreement would adjust the dates set forth in Sections 9.1 and 9.2 from March 31 and July 31, respectively, to May 31 and September 30. The parties from our side of the transaction will be as they were when we were in contract with Triad Park (i.e., RCBA and its acquisition vehicle, TPL Acquisition, LLC). Our Acquisition Agreement will also require Triad Park to pay our $1.3

Mr. Stanley F. Marquis
March 13, 1998
Page 2


million termination fee before it enters into any agreement with a third party that would top our transaction.

         We look forward to being in contract, once again, to acquire Triad
Park.

         Clearly each of Triad Park and RCBA has disclosure obligations under the federal securities laws. For your information, RCBA expects to file this letter promptly with the Securities & Exchange Commission.

         Should you have any questions, please feel free to contact me.

                                       Sincerely,

                                       /s/ Murray A. Indick

                                       Murray A. Indick



cc:      Edward S. Merrill, Esq., McCutchen, Doyle, Brown & Enersen, LLP

                                                                    ATTACHMENT D


                       RICHARD C. BLUM & ASSOCIATES, L.P.
                        909 Montgomery Street, Suite 400
                          San Francisco, CA 94133-4625

                               Fax: (415) 434-3130
                            Telephone: (415) 434-1111

By Facsimile

                                 March 13, 1998

Mr. Stanley F. Marquis
Triad Park, LLC
3055 Triad Drive
Livermore, CA 94550-9559

Dear Mr. Marquis:

         Richard C. Blum & Associates, L.P. ("RCBA") hereby responds to the comments of the Advisory Board of Triad Park, LLC ("Triad Park") concerning the termination fee we proposed.

         This morning, I clarified in a conversation with Triad Park's counsel that we intended the termination fee expressed in our earlier March 13 letter to be $1.3 million plus the reimbursement of certain significant additional expenses. In light of the comments from the Advisory Board on this issue and in a good-faith effort to resolve the matter, our proposal concerning our termination fee is amended as follows: our termination fee will be the actual, out-of-pocket expenses we have paid to third parties or for which we are responsible, said expenses not to exceed $1.75 million. Examples of covered expenses would be (i) legal fees of the McCutchen law firm (for which we have already paid approximately $100,000), (ii) accounting fees of Coopers & Lybrand, auditor to Triad Park, (iii) printing fees of Bowne & Company, (iv) the termination fee paid to the company and forwarded to TKG ($1.2 million), and (v) professional fees paid to RCBA's advisors. If, at the time the termination fee was due to RCBA, these expenses were less than $1.75 million, that lower amount would be the amount payable as our termination fee; conversely, if these expenses exceeded $1.75 million, our termination fee would be capped at $1.75 million.

         RCBA believes this resolution is more than fair and fully justifiable under applicable Delaware law.

Mr. Stanley F. Marquis
March 13, 1998
Page 2


         Our restated offer is enclosed.

                                       Sincerely,

                                       /s/ Murray A. Indick

                                       Murray A. Indick



cc:      Edward S. Merrill, Esq., McCutchen, Doyle, Brown & Enersen, LLP

                              RICHARD C. BLUM & ASSOCIATES, L.P.
                        909 Montgomery Street, Suite 400
                          San Francisco, CA 94133-4625

                               Fax: (415) 434-3130
                            Telephone: (415) 434-1111

By Facsimile

                                 March 13, 1998

Mr. Stanley F. Marquis
Triad Park, LLC
3055 Triad Drive
Livermore, CA 94550-9559

Dear Mr. Marquis:

         Richard C. Blum & Associates, L.P. ("RCBA") hereby withdraws its prior letters dated March 11 and March 13, 1998 and submits the following offer to have RCBA through its acquisition vehicle acquire all of the outstanding shares of Triad Park, LLC ("Triad Park"). Capitalized terms in this letter are as defined in that certain Merger Agreement entered into on February 1, 1998 by Triad Park and The Kontrabecki Group, Inc. ("TKG").

         We offer to pay (1) $1.74 per share to the shareholders for all Triad Park shares (approximately $1.75 million in excess of the offer of TKG), and (2) $1.2 million to Triad Park that the company will use to pay the Termination Fee to TKG, our payment to be made to Triad Park contemporaneous with the execution of our Acquisition Agreement with Triad Park and Triad Park's termination of the Merger Agreement with TKG.

         RCBA expects Triad Park to treat this offer as an "Acquisition Proposal" and a "Superior Proposal" as those terms are defined in Section 7.6 of the Merger Agreement. Pursuant to Section 7.6(d), the Advisory Board should immediately advise TKG that the Advisory Board has received a Superior Proposal, and intends to terminate the Merger Agreement and enter into an Acquisition Agreement with RCBA five business days from the date of the Superior Proposal Notice. RCBA reserves the right to withdraw this offer if Triad Park fails to send TKG the Superior Proposal Notice promptly, and we request that the Superior Proposal Notice be sent no later than March 14, 1998.

         The terms of our Acquisition Agreement will mirror Triad Park's Merger Agreement with TKG, except for certain conforming changes. For instance, our Acquisition Agreement would adjust the dates set forth in Sections 9.1 and 9.2 from March 31 and July 31, respectively, to May 31 and September 30. The parties from our side of the transaction will be as they were when we were in contract with Triad Park (i.e., RCBA and its acquisition vehicle, TPL Acquisition, LLC). Our Acquisition Agreement will also require Triad Park to pay us a termination fee before it enters into any agreement with a third party that would top our

Mr. Stanley F. Marquis
March 13, 1998
Page 2


transaction. The amount of our termination fee would be the actual, out-of-pocket expenses we have paid to third parties or become responsible for (including, for example, the Termination Fee to TKG and professional fees to Triad Park's counsel and advisors), capped at $1.75 million.

               We look forward to being in contract, once again, to acquire Triad Park.

               Clearly each of Triad Park and RCBA has disclosure obligations under the federal securities laws. For your information, RCBA expects to file this letter promptly with the Securities & Exchange Commission.

               Should you have any questions, please feel free to contact me.

                                                          Sincerely,

                                                          /s/ Murray A. Indick

                                                          Murray A. Indick



cc:     Edward S. Merrill, Esq., McCutchen, Doyle, Brown & Enersen, LLP

                                                                    ATTACHMENT E


                          TKG International Letterhead





March 14, 1998

Mr. Stanley F. Marquis
Advisory Board Member
Triad Park, LLC
3055 Triad Drive
Livermore, CA 94550

RE:      MARCH 13, 1998 LETTER TO TRIAD PARK FROM RICHARD C. BLUM & ASSOCIATES,
         L.P.

Dear Stan:

         We have reviewed the letter from Richard C. Blum & Associates, L.P. ("RCBA") dated March 13. In no way is it a "superior proposal" to the pending transaction with TKG, either as a matter of financial common sense or within the meaning of our Merger Agreement with Triad Park. I previously stated the reasons why this is a phony offer in my letter to you dated March 12, 1998 written in response to RCBA's letter dated March 11, 1998.

         I THINK IT IS TIME TO DO A REALITY CHECK AND PUT THIS GAMESMANSHIP INTO PERSPECTIVE. RCBA'S ACTIONS ARE DAMAGING TRIAD PARK AND ERODING THE VALUE OF THE SHAREHOLDERS' INTEREST IN THE COMPANY. Please allow me to explain.

         A. Risk of Insolvency and Bankruptcy

         The Advisory Board acts as a trustee for the benefit of the shareholders. Paramount among its obligations as a trustee is the duty to preserve the assets of the company and the value of the shareholders' interests. Over the past three years, Triad Park has lost money. In fiscal 1997, the company lost $324,000. According to current projections, the company will have only $659,000 in cash in the bank at the end of March. AT THE RATE THE COMPANY IS CONSUMING CASH, BASED UPON PROJECTED ACCOUNTS PAYABLE, IT WILL BE INSOLVENT IN APRIL. THE COMPANY WILL NOT BE ABLE TO MEET ITS OBLIGATIONS AS THEY BECOME DUE AND WILL BE TECHNICALLY BANKRUPT. The Advisory Board will then face the real possibility of filing for Chapter 11 Bankruptcy protection. There is one land sale that was scheduled to close in March. Triad Park management and the purchaser have informed me that it will not be closing this month. There is also a receivable owed by the City of Livermore that was anticipated in March. Triad Park management has informed me that it will not be received as planned. It is not known with any certainty when these payments will be received. Triad Park is running out of cash. A COMPANY IN BANKRUPTCY IS WORTH A LOT LESS THAN A FINANCIALLY HEALTHY SOLVENT COMPANY.

         THE MOST PRUDENT COURSE FOR THE ADVISORY BOARD TO TAKE FOR THE BENEFIT OF THE SHAREHOLDERS IS TO STAND BY TKG AND ALLOW THE MERGER TO PROCEED TO COMPLETION BY THE END OF MARCH. THIS WILL ALLOW THE SHAREHOLDERS TO RECEIVE FULL VALUE FOR THE COMPANY BEFORE IT CRASHES INTO INSOLVENCY.

         B. Perils of Further Delay

         RCBA has demonstrated through its previous attempts that it is unable to process a proxy statement through the SEC without extreme difficulty. By its own admission, RCBA cannot be ready to close the proposed transaction until more than two and one-half months from now. This schedule could be even further delayed if RCBA is unable to clear the SEC review process or is delayed, as it was in its first attempt to buy Triad Park. As an insider of Triad Park, RCBA (and its shell entity, TPL Acquisition) will face close review by the SEC. Before they could get SEC clearance, the company will be insolvent and possibly in bankruptcy. This would cause further delay because the company's proxy statement would need to include a thorough discussion and explanation of the insolvency. THEREFORE, THE TIMELY RECEIPT OF THE MONEY OFFERED IN THEIR PROPOSAL IS HIGHLY SPECULATIVE AND QUESTIONABLE AT BEST.

         THE RCBA STRATEGY APPEARS TO BE CALCULATED TO GET TKG OUT OF THE WAY SO THAT RCBA CAN, AT A LATER DATE, RENEGOTIATE THE PURCHASE PRICE. I WONDER IF RCBA WOULD BE PREPARED TO CLOSE THE TRANSACTION AT THE PRICE IT IS CURRENTLY OFFERING IF TRIAD PARK WERE INSOLVENT? THIS WOULD BE THE PERFECT OPENING FOR RCBA TO REDUCE THE PURCHASE PRICE BY CLAIMING A MATERIAL CHANGE IN CONDITIONS.

         C. You Cannot Bank On RCBA's Representations About Financing

         You know, or you should have known, that when RCBA was previously under contract to purchase Triad Park, it did not have financing in place. You may recall that RCBA, using carefully chosen words, was telling the Advisory Board that its funding was lined up. However, simply put, they were not funded and ready to complete the transaction. If you observe how they do business, you will realize that they do not have their funding in place now. NEITHER THEIR LETTER OF MARCH 11 NOR MARCH 13 SAY ONE WORD ABOUT WHERE THE MONEY IS COMING FROM. Being "lined up" is not the same as being fully committed and ready to complete. They have committed the sin of omission by failing to tell you material information that you need to know. Their current proposal is a perfect example of this. It is silent on both the source and the extent of their financing and it asks the Advisory Board to make a leap of faith based upon the name of RCBA.

         D. Risks of the Deal and Price

         Over the past 45 days, I have become intimately familiar with the operating risks facing Triad Park. These risks make the purchase of Triad Park more risky than it first appeared to me. In fact, now that I have a better understanding of the risks, I have had to lower my expectations about the future profit potential of Triad Park. The returns I am now projecting are barely within the range that is considered appropriate for a real estate investment with this risk profile. I am confident that, once the people at RCBA fully understand the problems with the company, it will also look more risky to them. For this reason, I wish to inform you that, if the Advisory Board terminates our Merger Agreement and signs an agreement with RCBA that does not close, I will not be willing to pay the price to which I have previously agreed. While I may still have an interest in acquiring Triad Park, it will be at a significantly lower price to reflect the risks. IF YOU TERMINATE THE MERGER AGREEMENT, YOU WILL LOOSE THE DEAL YOU HAVE WITH ME AND DENY THE SHAREHOLDERS THE VALUE THAT IT REPRESENTS.

         WHEN YOU ADD IT ALL UP, I THINK IT IS CLEAR TO THE ADVISORY BOARD AND THE SHAREHOLDERS THAT THE PRUDENT ACTION IS TO STAY THE COURSE AND PROCEED WITH THE SHAREHOLDER VOTE ON MARCH 25, 1998.

         We look forward to continuing our joint effort to deliver real, immediate value to Triad Park shareholders.

Very truly yours,

/s/ John T. Kontrabechi

John T. Kontrabecki

                                                                   ATTACHMENT F


                    [Letterhead of Richards, Layton & Finger]





                                 March 14, 1998







VIA FACSIMILE

Edward "Doc" Merrill, Esq.
McCutchen, Doyle, Brown & Enersen
3 Embarcadero Center
San Francisco, CA

         Re:      Triad Park LLC/TKG International

Dear Doc:

         Eleven days. In just eleven days, Share Holders will be ale to choose whether they want to receive an immediate cash payment from TKG or to risk this money on more promises from the same RCBA camp that low-balled them last November and could not complete the deal. Even if RCBA could deliver on this latest promise, it would come at a steep price - delay and the risk of getting nothing or far less than the current deal. Share Holders would have to wait at least two additional months to receive payment from RCBA. And what do Share Holders get for dragging this process out? At most, if ever delivered, a modest per share increase of only about 5%. Five percent is not a sufficient reward to justify the risk of terminating the TKG merger agreement, or to pay for the delay inherent in doing so. Roll the dice with RCBA's latest promise, and Share Holders could end up with nothing. Lets review where we stand.

         Just how good are RCBA's promises this time? Surely, we need not remind you that this is the same bidder who convinced the Triad Park Board to accept a low ball bid of only $1.32 per share some seven months ago, and then was unable to clear the SEC, even given a five month period to do so. Then too, this is the same group that just a few days ago made an entirely illusory offer through a shell affiliate, apparently believing that the Triad Park Board was willing to dance to the tune of a former insider regardless of whether or not its bid had any substance whatsoever.

         Having seen this Board in action first hand, the TKG Group certainly gives you and your clients more credit than RCBA. You were absolutely correct to decline to accept Blum's March 11 sham proposal, and, we submit, upon further and mature consideration of Blum's latest proposal, you will be equally justified in allowing the Share Holders of Triad Park to determine whether they would prefer cash now or another extended ride through the SEC and maybe, just maybe, cash later.

         Of course, even RCBA's latest letter makes clear that Mr. Blum and his colleagues anticipate a delay of almost two and one half months before being able to deliver anything to Triad Park Share Holders, in light of the proposed 'adjustment' of the date set forth in Section 9.1 of the Merger Agreement from March 31 to May 31. Apparently the Blum Group believes that this is a "conforming change[]" to the Merger Agreement. We anticipate that, like us, you will conclude otherwise.

         Then too, the latest RCBA letter says nothing whatsoever about financing of the proposed transaction. Of course, we need not remind you of the requirements of our Merger Agreement, which provides that a "Superior Proposal" is one as to which "financing, to the extent required, is then committed." (Section 7.6(d)). In our view, any appropriate due diligence investigation of this proposal from RCBA must include a demand that RCBA produce, in writing, either an undertaking that no financing will be required to complete its proposed transaction, or alternatively, a signed, final and binding financing commitment letter from a reputable and financially responsible source. Anything less would be to blink at the plain language of our binding Merger Agreement, and potentially leave the Share Holders of Triad Park without a financed transaction.

         Finally, I would be remiss if I did not point out my client's concern that the plain language of RCBA's latest offer itself invites the Triad Park Board to breach our contract. Clearly, as you know, Section 7.6(d) of our Merger Agreement requires that the Company must, if it were to seek to terminate our agreement for a Superior Proposal (and for the reasons outlined above the latest Blum proposal is in no way a "Superior Proposal"), "make[] irrevocable arrangements for Acquisition to be paid the amounts contemplated by Section 9.2(b) upon the termination of the Merger Agreement." In our view, the Blum letter's suggestion that RCBA (or its shell acquisition entity TPL Acquisition , LLC), would pay $1.2 million to Triad Park to be used to pay TKG's fee "contemporaneous with the execution of our Acquisition Agreement...and Triad Park's termination of the Merger Agreement with TKG" is inadequate in several respects. First, as noted above, the Company's obligation is to make "irrevocable arrangements" for such payment prior to termination, and we do not view this proposal as such. Second, the Merger Agreement itself makes the payment of our fee a condition precedent to your right to termination (assuming, of course a "Superior Proposal"). (Section 9.1(g)). Put simply, should Blum eventually come up with a "Superior Proposal", Triad Park's right to terminate our contract arises only after TKG is paid its fee. Thus, Blum's proposed disposition of this matter is inadequate and would lead the Board into a breach of its contract.

         Let me finish where we started: in only eleven days, the Share Holders of Triad Park will be able to make their own decision whether they want immediate cash for their Triad

Edward "Doc" Merrill, Esq.
March 14, 1998
Page 3


Park shares, or prefer to continue to wait for at least a few months to receive the fifth, (or is it the sixth?) version of the Blum proposal. We firmly believe that the choice for the Triad Park Advisory Board is clear. Let the Share Holders make their own decision. Don't cast away the "bird in the hand" for Blum's latest promises.


                                       Yours very truly,

                                       /s/ Gregory V. Varallo

                                       Gregory V. Varallo


GVV/gvv
cc:    Mr. John Kontrabecki
       Rod Howard, Esq.

                                                                    ATTACHMENT G


                                 TRIAD PARK, LLC
                                3055 Triad Drive
                               Livermore, CA 94550

March 14, 1998

VIA FACSIMILE

Mr. John T. Kontrabecki
President
TKG International, Inc.
2755 Campus Drive, Suite 100
San Mateo, CA  94403

         Re: Superior Proposal Notice pursuant to Section 7.6(d) of the Agreement of Merger by and among The Kontrabecki Group, Inc., TKG Acquisition Company, LLC and Triad Park, LLC (the "Company"), dated as of February 1, 1998 (the "Merger Agreement")

Dear John:

         This letter is notice to TKG Acquisition Company, LLC ("Acquisition") pursuant to Section 7.6(d) of the Merger Agreement that the Company has received the attached proposal, comprised of two letters dated March 13, 1998 (the "RCBA Proposal"), from Richard C. Blum & Associates, L.P. ("RCBA") which the Company's Advisory Board has determined to be a "Superior Proposal" as that term is defined in the Merger Agreement.

         It is the Company's current intention to negotiate with RCBA to finalize all details of the definitive merger agreement and to convene a meeting of the Advisory Board after March 20, 1998 (the expiration of five business days) to take final action. Barring changes in circumstances, the Advisory Board intends to accept the RCBA Proposal, terminate the Merger Agreement pursuant to
Section 9.1(g) and pay to Acquisition the Termination Fee in accordance with
Section 9.2(c).

                                       Very truly yours,
                                       TRIAD PARK, LLC

                                       /s/ Stanley F. Marquis

                                       Stanley F. Marquis, Secretary


cc:     Rod J. Howard, Esq.
        Edward S. Merrill, Esq.

                                                                    ATTACHMENT H


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


THE KONTRABECKI GROUP, INC. a California        )
corporation,                                    )
                                                )
                      Plaintiff,                )
                                                )         Civil Action No. 16256
        v.                                      )
                                                )
TRIAD PARK, LLC, a Delaware limited liability   )
company,                                        )
                                                )
                      Defendant.                )

              VERIFIED COMPLAINT FOR INJUNCTIVE RELIEF AND SPECIFIC
                                  PERFORMANCE

         Plaintiff The Kontrabecki Group, Inc., ("Plaintiff" or "TKG") by and through its attorneys, Richards, Layton & Finger, P.A., upon knowledge as to its own conduct and upon information and belief as to all other matters, alleges for its Verified Complaint for Injunctive Relief and Specific Performance as follows:

                              NATURE OF THE ACTION

         1. Plaintiff TKG brings this action to halt the threatened and imminent breach of a binding and enforceable merger agreement (the "Merger Agreement") between TKG and defendant Triad Park, LLC ("Triad" or the "Company") and to assure that the owners of the membership interests of Triad (the "share holders") have an opportunity just days from now to decide for themselves whether they prefer the all cash merger consideration offered to them by TKG or instead the uncertain and apparently unfinanced proposal put forth by Richard C. Blum & Associates, L.P. ("Blum" or "RCBA" and its acquisition vehicle TPL Acquisition, LLC (collectively the "Blum Group").

                                   THE PARTIES

         2. Plaintiff TKG is an international real estate investment and development firm with interests in the United States and Eastern Europe headquartered in San Mateo, California. TKG has been in business since 1983.

         3. Defendant Triad is a Delaware limited liability company with its principal place of business in Livermore, California. Triad's primary asset consists of approximately 220,000 square feet of office space in three buildings and improvements situated on 15 acres in Triad Park, Livermore, California, and approximately 303 acres of undeveloped land (the "Property"). Triad was formed in February, 1997 as a spin off in connection with an unrelated transaction. The sole purpose of Triad is to hold and eventually liquidate the Property.

         4. Under the Limited Liability Company Agreement of Triad, dated as of February, 1997 (the "Triad LLC Agreement") the "business and affairs of the Company shall be managed by the Manager." The Manager of Triad is 3005 Management Corporation.

         5. Although the ownership interests in Triad are held of record by approximately 1,396 share holders, these interests are not registered securities and under the Triad LLC Agreement, the Manager has the right to impose restrictions on the right of share holders to transfer shares.

         6. Triad also maintains an "Advisory Board", the function of which is to provide advice to the Manager. In certain limited circumstances, including the sale or merger of the Company, the Triad LLC Agreement provides that the Manager will not alone have discretion, and the Advisory Board must approve such action before it is taken.

                            BACKGROUND TO THE ACTION

         7. Prior to early August, 1997 the Manager was jointly owned and operated by three individuals, one of whom, Richard C. Blum, is the President and Chairman of RCBA.

         8. On August 8, 1997, Mr. Blum resigned his positions as Vice President and Director of the Manager in order to make a proposal to purchase all of the ownership interests of Triad.

         9. Notwithstanding his resignation as an officer and director of the Manager, by early September, 1997, Mr. Blum continued to own one-third of the shares of the Management. Mr. Blum assigned those shares to one of the co-owners of the Manager on September 5, 1997.

         10. The Blum Group's first proposal to purchase the Company was made on August 11, 1997, at a price level of $1.20 per share. The Company rejected this proposal as inadequate.

         11. On August 15, 1997, the Blum Group made its second offer to acquire the Company at a price of $1.30 per share.

         12. Following further negotiation, Mr. Blum and the Company settled on a price of $1.32 per share and a merger agreement was eventually executed on September 9, 1997 (the "First Blum Merger Agreement").

         13. Pursuant to the terms of the First Blum Merger Agreement, the parties were to complete the transaction no later than January 31, 1998, or some five months after executing the agreement.

        14. Notwithstanding having five full months to prepare and clear proxy materials and to hold a meeting of Triad share holders, RCBA, apparently in part due to its status as an "insider" for purposes of the federal securities laws, was unable to satisfy concerns expressed by the Securities Exchange Commission and did not clear proxy materials in time to hold a meeting of share holders by January 31, 1998.

         15. Following the announcement of the First Blum Merger Agreement, TKG became interested in Triad. Having analyzed the First Blum Merger Agreement and concluded that RCBA had negotiated a "low-ball" transaction that was enormously favorable to it, TKG expressed an interest in providing a higher bid, which interest was conditioned upon, among other things, due diligence.

         16. During late 1997 and early 1998, TKG conducted extensive due diligence, and concluded that Triad was worth substantially more than Blum and RCBA had agreed to pay.

         17. Thereafter, TKG and the Blum Group engaged in a bidding war for the Property. TKG initially topped Blum's $1.32 offer by bidding $1.45 per share. Thereafter, Blum responded by offering $1.47 per share, and TKG responded by offering $1.50 per share.

         18. Following TKG's $1.50 per share bid, representatives of RCBA advised the Company that they would not be in a position to top TKG's $1.50 per share offer without seeking additional authority from their financing sources. Thereafter, on January 31, 1998, Mr. Marquis telephoned Mr. Kontrabecki, informed him that TKG had won the bidding, advised that Triad would terminate the First Blum Merger Agreement at 12:01 a.m. on February 1, and scheduled a meeting at the Company for 8:00 a.m. that same day to sign the Merger Agreement.

         19. On the morning of February 1, 1998, Mr. Kontrabecki and his counsel presented themselves at the Company to sign the Merger Agreement.

         20. During the course of an ensuing meeting, Mr. Murray Indick, managing director of RCBA and Mr. Blum's representative, entered and announced that RCBA was prepared to bid $1.55 per share.

         21. Before the Company responded, the Blum Group unilaterally increased its offer to $1.60 per share.

         22. TKG responded that it was prepared to submit a topping bid, but only on a "best and final" sealed basis. Triad's representatives and the Blum Group agreed to this procedure.

         23. Both parties then submitted "best and final" sealed bids. TKG's bid of $1.65125, when opened, was declared to be the successful, high bid. TKG and Triad then entered into the Merger Agreement.

         24. TKG's winning bid of $1.65125 per share was roughly 25% higher than the offer which Triad had accepted in the First Blum Merger Agreement.

         25. The Merger Agreement is substantially unconditional in form, and contemplates a cash merger (the "Merger") occurring on or before March 31, 1998. Although TKG's earlier bids contained a financing contingency, that contingency was removed in the final rounds of bidding, and TKG does not have a financing "out" under the Merger Agreement.

         26. Between February 1, 1998 and the date of this Verified Complaint, TKG has cooperated with the Company to take all steps necessary to assure that a meeting of share holders of Triad is convened prior to March 31, 1998, as it was required to do by the Merger Agreement.

         27. In fact, as of the date of this pleading, the SEC had cleared the proxy materials for the meeting, and such materials have been mailed to all Triad share holders. The meeting of share holders to consider the Merger has been set to take place next week, on March 25. At this very moment, the share holders of Triad are voting on whether or not to approve the Merger.

                 THE BLUM GROUP ATTEMPTS TO DERAIL THE SCHEDULED
                              SHARE HOLDERS MEETING

         28. On March 11, 1998, as proxy materials for the March 25 meeting were being mailed to share holders, Blum prepared and sent a letter to the Triad Advisory Board (the "March 11 Proposal"). The March 11 Proposal, which is attached hereto as Exhibit A, purported to offer an additional 4 7/8 cents per share over the Merger price, provided that the Advisory Board immediately took steps to terminate the Merger Agreement.

         29. Importantly, although RCBA was a party which had committed itself to the First Blum Merger Agreement, the March 11 Proposal expressly states that RCBA would not be a party to any transaction which resulted from it. Instead an apparently unfinanced shell entity would enter into a contract with Triad. The March 11 Proposal went so far as to say that RCBA would not guarantee any obligations of its shell entity in connection with any transaction which would result from the proposal.

         30. In addition to making the March 11 Proposal through an unfinanced shell, the March 11 Proposal also makes clear that the Blum Group would need at least an additional two months in order to consummate its proposed transaction.

         31. The March 11 Proposal was a highly illusory sham bid, apparently designed solely to derail the March 25 share holder vote on the Merger.

         32. Following receipt of the March 11 Proposal, Mr. Kontrabecki wrote to Mr. Marquis of the Triad Advisory Board, expressing TKG's view that the March 11 Proposal was an ill conceived sham which did not give the Company the right to terminate the Merger Agreement and pointing out its more obvious deficiencies.

         33. Thereafter, TKG was advised that the Company had not deemed the March 11 Proposal a "Superior Proposal" under the Merger Agreement, and would not seek to terminate the Merger Agreement by virtue of the March 11 Proposal.


                             BLUM TRIES AGAIN . . .

         34. Apparently undeterred, on March 13, 1998, the Blum Group provided a new proposal to the Company, this time proposing to enter into a transaction with the Company which involved RCBA at a price of $1.74 per share.

         35. The March 13 proposal contains no reference to the basis upon which the proposal, if accepted, would be financed by the Blum Group or RCBA.

         36. The March 13 proposal continues to contemplate an extension of the time to complete the transaction (and thus the time at which the share holders of the Company would receive consideration for their shares) until at least May 31, 1998, more than two full months later than cash would be available to them under the Merger Agreement.

                                 . . . AND AGAIN

         37. Thereafter, the Blum Group sent yet another proposal, also dated March 13, which purports to supersede its earlier proposal (the "Second March 13 Proposal"). This new proposal further clarifies the circumstances under which RCBA would receive a termination fee.

         38. The Second March 13 Proposal continues to be conspicuously silent as to how the transaction it contemplates is to be financed.

         39. The Second March 13 Proposal continues to expressly contemplate that Triad share holders will be forced to wait at least another two months to receive cash in a merger, provided that RCBA is able to clear the SEC in that time and finance its latest proposal.

           TKG RESPONDS TO BLUM'S LATEST ATTEMPT TO DERAIL ITS MERGER

         40. The following day, March 14, TKG, through its counsel, wrote to counsel for the Company and set forth its position with respect to the Blum Group's March 13 proposals. A copy of this correspondence is attached hereto as Exhibit B.

         41. Specifically, TKG noted that the scheduled meeting of Triad share holders would take place in only 11 days, and that the Blum proposal expressly contemplated that it would take more than two months for share holders to receive their money. Likewise, the TKG March 14 letter pointed to the lack of any reference to financing whatsoever in the March 13 proposals, and the virtual certainty that RCBA and its affiliates would need to finance the transaction.

         42. In light of these facts, TKG argued that the March 13 proposals could not be considered economically superior to the existing Merger Agreement, and that, in light of the impending meeting of share holders, it was appropriate to allow the share holders to make their own decision as to whether they preferred cash in hand now, or the possibility of more cash later, subject to the risks and uncertainties inherent in Blum's ability to finance the transaction and the significant delays built into the Blum proposals.

                       TRIAD IGNORES ITS CONTRACT WITH TKG

         43. Notwithstanding the exceedingly specific and clear requirements of the Merger Agreement currently in effect, on March 14 the Triad Advisory Board gave notice to TKG that it had concluded that Blum's March 13 proposal was a "Superior Proposal" under the contract, thus purporting to trigger its right to terminate its agreement with TKG upon prior payment of the termination fee. A copy of the notice sent by the Triad Advisory Board on March 14, which includes the March 13 proposals, is attached hereto as Exhibit C.

                                     COUNT I

         44. Plaintiff hereby repeats and realleges and incorporates by reference paragraphs 1 through 43 as if fully set forth herein.

         45. Under the Merger Agreement, Triad may terminate its Merger Agreement with TKG only under specific and narrow circumstances.

         46. In order for Triad to terminate its agreement with TKG under the circumstances, the Second March 13 Proposal must be a "Superior Proposal" as defined in the Merger Agreement.

         47. As defined by Section 7.6(d) of the Merger Agreement, a "Superior Proposal" is one which the Triad Advisory Board determines is more favorable from a financial point of view than the existing Merger Agreement. The Board must also conclude, in good faith, that it is "necessary" to accept the proposal in order to avoid a breach of its fiduciary duties for it to be a "Superior Proposal". In short, the Advisory Board may only deem a second proposal "superior" when it is financially superior and when the fiduciary law imposes a requirement that it do so.

         48. In light of the uncertainties inherent in the ability of RCBA to clear proxy materials with the SEC, the long time lag between the acceptance of the Second March 13

Proposal and the date on which share holders will be able to receive consideration for their shares and the definitive nature of the existing Merger Agreement, which is scheduled to be voted upon by share holders on March 25, the fiduciary duties of the Advisory Board of this limited liability company, to the extent that they exist, do not require the Advisory Board to accept the Second March 13 Proposal.

         49. In addition to the foregoing, in order to terminate the existing Merger Agreement between the parties, the Triad Advisory Board had to conclude that the Second March 13 Proposal was one as to which "financing, to the extent required, is then committed". (Merger Agreement, Section 7.6(d)).

         50. On information and belief, based upon the size of the proposed transaction and the financial wherewithal of RCBA, as well as the financing plans for the First Blum Merger Agreement, RCBA or its shell entity will require financing in order to consummate the transaction contemplated by the Second March 13 Proposal.

         51. Under the terms of the existing Merger Agreement, Triad is required to keep TKG informed of its communications with RCBA.

         52. To date, Triad has not informed TKG that it has received evidence of committed financing by RCBA or its affiliated entities.

         53. On information and belief, RCBA and its affiliates have not delivered any definitive financing commitment to the Company in connection with their proposed transaction.

         54. Under the plain language of the Merger Agreement an unfinanced merger proposal is not a "Superior Proposal" which would permit Triad to seek to terminate the Merger Agreement.

         55. Notwithstanding the binding contract between Triad and TKG, Triad has purported to deliver a "Superior Proposal Notice" with respect to the Second March 13 Proposal, thus serving notice of its intent to breach its contract with TKG.

         56. Under Section 11.5 of the Merger Agreement, the parties agreed that:

         ". . . irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court . . ."

         57. By reason of the acts set forth above, TKG is threatened with imminent and irreparable harm.

         58.      TKG has no adequate remedy at law.


                                    COUNT II

         59. Plaintiff repeats, realleges and incorporates by reference each of the allegations of paragraphs 1 through 58 of the Complaint as if fully set forth herein.

         60. Under the Merger Agreement, even in the presence of a "Superior Proposal", which the Second Blum March 13 Proposal is not, Triad may not terminate the Merger Agreement without first paying a termination fee in the amount of $1.2 million to TKG.

         61. The terms of the Second March 13 Proposal contemplate a payment of the amount of the termination fee to Triad upon the termination of the Merger Agreement and execution of a new merger agreement with RCBA.

         62. Triad does not have the right to terminate the Merger Agreement under these circumstances, even if, contrary to fact, the Second March 13 Proposal were a Superior Proposal.

         63. Triad itself does not have sufficient liquidity to pay the TKG termination fee without rendering itself insolvent.

         64. TKG will suffer irreparable harm in the event that its contractual rights are ignored by the Company.

         65.      TKG has no adequate remedy at law.

                                    COUNT III

         66. Plaintiff hereby repeats, realleges and incorporates by reference as if fully set forth herein the allegations of paragraphs 1 through 65 of the Complaint.

         67. Under Section 7.6(d) of the Merger Agreement in order to accept a Superior Proposal, Triad is under an obligation to make "irrevocable arrangements" assuring the payment of the termination fee provided by the contract.

         68. Assuming, arguendo, that the Second March 13 Proposal is otherwise a "Superior Proposal" -- which it is not -- it does not constitute an "irrevocable arrangement" assuring TKG the payment of its termination fee.

         69. Absent making "irrevocable arrangements" assuring TKG the payment of its termination fee, Triad does not have the right under the Merger Agreement to terminate the contract to accept a "Superior Proposal".

         70. Absent injunctive and other equitable relief, TKG will suffer irreparable harm as a result of this breach of the contract.

         71.      TKG has no adequate remedy at law.

         WHEREFORE, plaintiff The Kontrabecki Group demands that the Court enter its Orders, Judgments and Decrees:

                  a. temporarily, preliminarily and permanently enjoining Triad from taking any action to terminate the Merger Agreement based on the Second March 13 Proposal;

                  b. temporarily, preliminarily and permanently enjoining Triad from taking any action to frustrate the right of the share holders of Triad from considering and voting upon the Merger Agreement at the scheduled March 25 meeting;

                  c. specifically enforcing all of the terms and conditions of the Merger Agreement, including those described above;

                  d. awarding such other and further relief as may appropriate and just in the circumstances; and

                  e. awarding plaintiff its costs of bringing this action, including its attorneys' fees.

                                                  /s/ Gregory V. Varallo
                                            Gregory V. Varallo
                                            Catherine G. Dearlove
                                            Richards, Layton & Finger
                                            One Rodney Square
                                            P.O. Box 551
                                            Wilmington, Delaware  19899
                                            (302)  658-6541
                                            Attorneys for Plaintiff

OF COUNSEL:

Shirli F. Weiss
Gray Cary Ware & Freidenrich LLP
401 "B" Street,  Suite 1700
San Diego, California  92101
(619) 699-2700



Dated:   March 16, 1998

STATE OF CALIFORNIA          )
                             ) SS:
COUNTY OF SAN MATEO          )


                                  VERIFICATION

         John T. Kontrabecki, President of The Kontrabecki Group, Inc., the plaintiff in this action, being duly sworn, hereby verifies that I have read the foregoing complaint, and that the facts recited therein are true and correct to the best of my knowledge, information and belief.

                                       /s/ John T. Kontrabecki
                                       -----------------------------------------
                                       John T. Kontrabecki
                                       President
                                       The Kontrabecki Group, Inc.


SWORN TO AND SUBSCRIBED before me
this 16th day of March, 1998.


      /s/
--------------------------------

My Commission Expires:  _____________

                                                                    ATTACHMENT I


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


THE KONTRABECKI GROUP, INC., a                     )
California corporation,                            )
                                                   )
                             Plaintiff,            )
                                                   )
               v.                                  )      C.A. No. 16256
                                                   )
TRIAD PARK, LLC, a Delaware limited                )
liability company,                                 )
                                                   )
                             Defendant.            )


                           ORDER ON PLAINTIFF'S MOTION
                        FOR A TEMPORARY RESTRAINING ORDER

         Upon the motion of plaintiff The Kontrabecki Group, Inc., ("TKG") for a temporary restraining order, the Court having considered the motion and the papers submitted in support of and in opposition to the motion, having heard and considered the argument of counsel, and good cause having been shown therefor,

         IT IS HEREBY ORDERED, this 18th day of March, 1998, as follows:

         1. Defendant Triad Park, LLC ("Triad"), its Advisory Board, Manager, officers, agents, employees, and attorneys are ordered to facilitate a decision by share holders of Triad to approve or reject the Agreement and Plan of Merger between Triad, TKG and Acquisition LLC (the "Merger Agreement") after having been fully advised of the March 13, 1998 merger proposal (the "RCBA Proposal") from Richard C. Blum & Associates, L.P. and TPL Acquisition (collectively "RCBA").

         2. Triad, its Advisory Board, Manager, officers, agents, employees and attorneys, and all other persons in active concert or participating with Triad, are hereby enjoined, until further Order of this Court, from taking any steps to terminate the Merger Agreement based on either or both of the two March 13, 1998 proposals from RCBA.

         3. Triad, its Advisory Board, Manager, officers, agents, employees and attorneys, and all other persons in active concert or participating with Triad, are hereby enjoined, until further Order of this Court, from taking any action to cancel the meeting of share holders of Triad currently scheduled for March 25, 1998 (the "Meeting"), or to postpone the Meeting beyond March 28, 1998 at 5:00 p.m. (California time).

         4. Triad, its Advisory Board, Manager, officers, agents, employees and attorneys are ordered to comply with applicable law and shall promptly disseminate disclosure of the following information in any manner reasonably calculated to inform Triad share holders:

                  a. that Triad received on March 11, 1998 a proposal from RCBA, contemplating the acquisition of Triad, the terms of such proposal, and TKG's letter of March 12, 1998 in response thereto;

                  b. that Triad on March 13, 1998 received from RCBA two revised proposals for the acquisition of Triad, the terms of such proposals, and the letters of TKG and its counsel dated March 14, 1988 in response thereto;

                  c. that, believing the March 13 proposals from RCBA to be "Superior Proposals" within the definition of that term under the Merger Agreement, the Triad Advisory Board caused its counsel to send to TKG a "Superior Proposal Notice," contemplating the termination of the Merger Agreement in favor of the March 13 proposals from RCBA, and that

TKG brought litigation in respect thereof, including a full and fair description of the claims in litigation;

                  d. that upon consideration of TKG's motion to restrain the termination of the Merger Agreement, the Court, notwithstanding the Advisory Board's determination, concluded that plaintiff TKG had demonstrated a colorable claim that the RCBA proposal did not constitute a "Superior Proposal" under the Merger Agreement and restrained the Company from terminating the Merger Agreement, and from canceling or postponing the share holders' meeting beyond March 28, 1998; and

                  e. that the Court determined that in deciding whether to accept or reject the Merger Agreement, it would be appropriate for share holders to be informed of the receipt of the RCBA proposals and the other matters set forth in this Order so as to be in a position to make a fully informed choice on the Merger Agreement.

         5. The Advisory Board, by providing the Triad share holders with the information reflecting its actions in regard to the TKG Merger Agreement and the RCBA proposal as set forth above and reflected on Exhibit A hereto, and its attachments, shall not be deemed to have breached the TKG Merger Agreement.

         6. Nothing contained herein shall be construed to prevent TKG or RCBA from communicating, in any manner, including any manner utilized by Triad, their position with respect to the RCBA proposals to the share holders of Triad.

         7. By complying with the terms of this Order, the Advisory Board shall not be in a breach of its fiduciary duties to the Triad share holders with respect to the RCBA proposal.

         8. This order shall be effective immediately, subject to the filing or service upon opposing counsel by plaintiffs of a cash bond or a bond of a corporate surety in the amount of One Hundred Thousand Dollars ($100,000.00) on or before March 23, 1998, at 5:00 p.m.

                                       /s/ Myron T. Steele
                                       ---------------------------------------
                                       Vice Chancellor

                                                                    ATTACHMENT J


News From:
        TRIAD PARK, LLC

Contact:              Stan Marquis
                      510 449-0606, ext. 6300

TRIAD PARK, LLC RECEIVES NEW MERGER PROPOSAL; DELAWARE CHANCERY COURT ORDERS SHAREHOLDERS' MEETING

LIVERMORE, Calif., March 19, 1998 -- The Advisory Board of Triad Park, LLC ("Triad Park") today announced it has received a new merger proposal from TPL Acquisition, LLC ("TPL") and Richard C. Blum & Associates, L.P. (collectively with TPL, "RCBA"). Under the new proposal from RCBA, all outstanding membership interests in Triad Park would be exchanged for $1.74 per share in cash. Under the current merger agreement with TKG Acquisition Company, LLC ("TKG Acquisition"), Triad Park's outstanding membership interests are to be exchanged for $1.65125 per share in cash.

Triad Park has previously entered into a merger agreement with TKG Acquisition and its sole and managing member, The Kontrabecki Group, Inc. (d/b/a TKG International)("TKG") on February 1, 1998 (the "Merger Agreement"). The merger contemplated by the Merger Agreement is subject to approval by Triad Park's shareholders and a special shareholders' meeting is scheduled for March 25, 1998. However, under the terms of the Merger Agreement, if the Advisory Board of Triad Park receives a proposal which it determines to be more favorable from a financial point of view to Triad Park's shareholders than the TKG Acquisition proposal, Triad Park must give notice to TKG Acquisition of the superior proposal and observe a five business day waiting period before terminating the Merger Agreement and entering into a new merger agreement with RCBA. Triad Park determined that RCBA's offer constituted a "superior proposal" under the Merger Agreement and delivered notice of the RCBA proposal to TKG Acquisition on Saturday, March 14.

On Monday, March 16, TKG Acquisition filed suit with the Delaware Court of Chancery seeking a temporary restraining order to prevent Triad Park's termination of the Merger Agreement. On Tuesday, March 17, the Court issued a temporary restraining order which prevents Triad Park from terminating the Merger Agreement until further order of the court. The Court noted that, although the Advisory Board had determined that RCBA's offer constituted a "superior proposal" under the Merger Agreement, TKG Acquisition had nevertheless demonstrated a colorable claim that the RCBA proposal did not constitute a "superior proposal" under the Merger Agreement. The Court also ordered that Triad Park hold a shareholders' meeting no later than March 28, 1998 and ordered disclosure of the RCBA proposal.

Triad Park will mail to its shareholders supplemental proxy solicitation materials, including copies of this press release, correspondence with RCBA and TKG, the complaint filed by TKG in Delaware, and the Delaware Court of Chancery's written restraining order. In addition, upon request, Triad Park will provide to shareholders a copy of the TKG complaint filed against RCBA in the United States District Court for the Northern District of California.

If the Merger Agreement is approved by the shareholders at the meeting, the merger with TKG Acquisition at $1.65125 per share will close promptly. If the Merger Agreement is rejected by Triad Park's shareholders, Triad Park will enter into a new merger agreement with RCBA at $1.74 per share. Under a new RCBA merger agreement, a closing would likely not occur prior to May 31, 1998.

Triad Park was created in February 1997 upon the acquisition of Triad Systems Corporation by Cooperative Computing, Inc., of Austin, Texas. Shareholders of Triad System Corporation received one Triad Park membership share for each share of Triad Systems Corporation common stock. Triad Park's assets consist of approximately 300 acres of property formerly owned by Triad Systems Corporation and the company's 220,000-square-foot headquarters facility. Triad Park also assumed approximately $20.7 million of indebtedness previously secured by the spun-off real estate and was formed to liquidate its real estate portfolio, with proceeds used to pay expenses (including taxes), repay secured debt and distribute any remaining proceeds to holders of Triad Park membership interests.

                                TRIAD PARK, LLC
                                3055 TRIAD DRIVE
                          LIVERMORE, CALIFORNIA 94550


            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS MARCH 25, 1998

            THIS PROXY IS SOLICITED ON BEHALF OF THE ADVISORY BOARD


    The undersigned appoints Larry D. McReynolds and Stanley F. Marquis, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Triad Park, LLC (the "Company") held by the undersigned on February 20, 1998, at the Special Meeting of Shareholders of the Company, to be held on March 25, 1998 at 10:00 a.m. local time at the offices of the Company, 3055 Triad Drive, Livermore, California 94550, and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.


    Receipt of Notice of Special Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope -- no postage required. Please mail promptly to save further solicitation expenses.

1. Approval of Merger Agreement, dated February 1,          [ ] FOR THE MERGER        [ ] AGAINST THE MERGER       [ ] ABSTAIN
   1998, by and among The Kontrabecki Group, Inc.,
   TKG Aquisition Company, LLC and Triad Park, LLC,
   as amended

             (continued, and to be dated and signed, on other side)

2. To adjourn the meeting to permit further solicitation of proxies in the event there are not sufficient votes to approve and adopt the Merger Agreement.
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

3. To vote with discretionary authority upon such other matters as may come before the meeting. (Discretionary authority will be only exercised with respect to votes in favor or abstentions.)
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

                                             SIGNATURE(S)

                                             -----------------------------------

                                             -----------------------------------
                                             Dated:  , 1998

                                             INSTRUCTION: When shares are held
                                             by joint tenants, all joint tenants
                                             should sign. When signing as
                                             attorney, executor, administrator,
                                             trustee, custodian, or guardian,
                                             please give full title as such. If
                                             shares are held by a corporation,
                                             this proxy should be signed in full
                                             corporate name by its president or
                                             other authorized officer. If a
                                             partnership holds the shares
                                             subject to this proxy, an
                                             authorized person should sign in
                                             the name of such partnership.